Exhibit 10.1

AGREEMENT AND MUTUAL RELEASE

     This Agreement and Mutual Release (the “Agreement”) is entered into on May 11, 2003 by and between Sina Corporation (the “Company”), and Daniel Daolin Mao (“Employee”).

RECITALS

     Employee has been employed by the Company and has entered into a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), among other agreements, with the Company. The Company and Employee have mutually agreed to terminate their employment relationship and to release each other from any claims arising from or related to the employment relationship as described below.

AGREEMENT

     In consideration of the mutual release of claims and promises set forth below and other obligations under this Agreement, the parties agree as follows:

     1.     Termination. The Company and Employee acknowledge and agree that his employment relationship with the Company will terminate on May 11, 2003 (the “Termination Date”). The Company and Employee also acknowledge and agree that commencing from the Termination Date, Employee will no longer serve as the Company’s Chief Executive Officer and will resign from all positions held in the Company’s subsidiaries and affiliated companies listed in the Exhibit A attached hereto (all positions mentioned above collectively referred to as the “Positions” and all companies listed in the Exhibit A collectively referred to as the “SINA Entities”). The Company and Employee also acknowledge and agree that Employee will remain as a Director on the Board of Directors of the Company until the Company’s Annual Meeting of Shareholders held in year 2003 (“2003 Annual Meeting”); the Company may recommend, at its sole discretion, Employee or any other persons as the nominee for election of Director at 2003 Annual Meeting to fill such position or reduce the size of the Board in accordance with the Articles of Association of the Company. Likewise, Employee may resign his position as a director at any time. If Employee is nominated and elected as a director at the 2003 Annual Meeting, he shall be compensated as an outside director beginning at such time. Employee shall deliver to the Company such documents as the Company may reasonably request which he has signed or is required to sign as an officer in the various Positions he held prior to the Termination Date. Employee shall also deliver duly executed termination letters for all Positions held by Employee and all other necessary documents to effect such terminations and change of the registrations of the Company and the SINA Entities.

     2.     Settlement Payment. In consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of the Company’s obligations to Employee under the terms of the Employment Agreement between Employee and the Company, dated June 1, 2002 (the “Employment Agreement”), the Company will provide

Employee with the following severance benefits, subject in each case to any applicable income and employment taxes (“Settlement Payment”): (i) the Company will pay Employee his current regular monthly base salary of $25,000 per month for the period between the Termination Date herein and May 31, 2005 (the “Severance Period”), which represents the end of the term of the Employment Agreement; such payments shall be made ratably over the Severance Period according to the Company’s standard payroll schedule; (ii) the Company will also pay Employee $70,000 on the Termination Date, which represents the full bonus payable under Section 4(c) of the Employment Agreement; (iii) on the Termination Date, the Company will pay Employee all accrued vacation, which the parties agree is twenty (20) days; (iv) the Company will reimburse Employee for any expenses he has reasonably incurred in connection with his services to the Company up to the Termination Date, excluding moving expenses, in accordance with the Company’s policies; (v) during the Severance Period, the Company will pay for the cost of health insurance benefits with the same coverage provided to Employee prior to the Termination Date (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the Termination Date; and (vi) any currently unvested stock options or shares of restricted stock held by Employee as of the date of Employee’s termination of employment shall continue to vest up to the end of the Severance Period, according to the vesting schedule set forth in any agreement between Employee and the Company governing the issuance to Employee of such securities, provided that any vested stock options or shares which have not been exercised or purchased by Employee by the end of the 30 day period following the end of the Severance Period shall terminate and be cancelled. For the avoidance of doubt, it is acknowledged and agreed that vested options currently held by Employee will not terminate until, and accordingly Employee can exercise them until, 30 days following the end of the Severance Period. Except as set forth in this Agreement, the Company and Employee agree that after payment of the Settlement Payment, neither one will owe any amount of money, shares or any other consideration to the other.

     3.     Outstanding Loans.

     (a)  On July 28, 1999, the Company provided a loan to Employee, pursuant to a full recourse promissory note, in the principal amount of $600,000 with an interest rate of 5.74% per annum. The entire principal amount of this loan, plus accrued interest is currently outstanding. Employee acknowledges his payment obligations under this loan and agrees to repay in full the outstanding principal and accrued interest owed under this loan in accordance with the terms and the conditions of the promissory note.

     (b)  Beijing SINA Information Technology Co., Ltd. (formerly known as Beijing Stone Rich Sight Information Technology Co., Ltd.), a subsidiary of the Company, provided Employee an interest-free loan of RMB 300,000 pursuant to a Debt Transfer and Assumption Agreement dated August 15, 2001 (the “Debt Transfer and Assumption Agreement). The entire principal amount of this loan is currently outstanding. Employee acknowledges his payment obligations under this loan and agrees to repay in full the outstanding principal and accrued interest owed under this loan in accordance with its terms and the conditions. Employee agrees to transfer all rights and obligations thereunder to a designee of the Company immediately following the Effective Date of this Agreement.

     4.     Transfer of Ownership. Employee acknowledges and agrees that he is not the beneficial owner and shall not own any equity interest in the SINA Entities as of the Termination Date. If there are any shares of any of the SINA Entities standing in Employee’s name in the books of such company, Employee agrees and undertakes to transfer his interest in such company to any person as designated by the Company. Employee shall deliver to the Company duly executed documents to effect such transfer and the change of the registrations, and such other documents as reasonably requested by the Company from time to time. Employee hereby warrants that he did not and will not pledge, sell, contract to sell, grant any option, or otherwise transfer or dispose of any shares of any of the SINA Entities standing in Employee’s name in the books of such company as of the Termination Date, except to the parties as designated by the Company.

     5.     No Other Payments Due. Employee acknowledges and agrees that he has received or will receive on the Termination Date all salary, accrued vacation, commissions, bonuses, compensation or other such sums due to Employee other than the Settlement Payment to be paid after the Termination Date pursuant to Section 2 of this Agreement and other consideration set forth in this Agreement. In light of the payment by the Company of all wages due, or to become due to Employee, the parties further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE.

     6.     Disclaimer of Further Interest. Except as set forth in this Agreement, Employee acknowledges that he has no right, title or interest in or to any assets or other interest of the Company or any additional shares of the Company’s capital stock under any agreement or other document, instrument or arrangement with the Company. For the avoidance of doubt, it is acknowledged and agreed that the Employee owns the options and restricted shares set forth on Exhibit B attached hereto. Additionally, it is agreed that Employee may retain his computer and cell phone that have been used by him in connection with his employment with the Company, provided Employee shall be responsible for any taxes associated with such arrangement and provided further that (i) Employee is responsible for any phone charges after the Termination Date and (ii) the Company may first copy and then erase any Company information stored on the computer. In addition, the Company will maintain his Beijing apartment for four months following the Termination Date, provided Employee shall be responsible for any taxes associated with such arrangement. Finally, the Company will maintain Employee’s email address at the Company so long as he is a director of the Company.

     7.     Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and SINA Entities. Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, subsidiaries, the SINA Entities, predecessor and successor corporations, and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that either of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement under any and all applicable state, federal and foreign laws, related to the Company or its affiliates or Employee’s employment or other position with the Company or its affiliates. The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations arising under this Agreement.

     8.     Civil Code Section 1542. The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

Section 1542. (General Release - Claims Extinguished) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     Each party waives and releases any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California to the full extent that it may lawfully waive all such rights and benefits pertaining to the matters and things released herein. In connection with such waiver and release, each party acknowledges that it is aware that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to be true with respect to the matters released herein, but that it is the intention of the parties hereto to fully, finally, and forever settle and release all such matters and all claims relative thereto which do exist, may exist or heretofore have existed. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of any such additional or different claims or facts relative thereto. Employee and the Company also agree to waive any rights they may have under any other statute or common law principles of similar effect.

     9.     Effective Date. This Agreement shall be effective once it has been signed by both parties; such date is identified on the first page of this Agreement and is referred to in this Agreement as the “Effective Date.”

     10.     Confidentiality. The parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Each party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The parties agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. Employee understands and acknowledges that Company may be required to file a copy of this Agreement with the Securities and Exchange Commission and to disclose its terms in Company’s next proxy statement. Employee will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the Securities and Exchange Commission as they relate to required information with respect to him. Further, Employee will remain in compliance with the terms of the Company’s insider trading program with respect to purchases and sales of the Company’s stock so long as such program applies to him.

     11.     Nondisclosure of Confidential and Proprietary Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided in the Confidentiality Agreement between the Company and Employee. Employee warrants that he has not breached his obligations under the Confidentiality Agreement or this Agreement.

     12.     Non-Disparagement. Employee and the Company, on behalf of themselves, and their respective officers and directors agree to refrain from any disparagement, criticism,

defamation, slander of each other and their respective officers and directors, or tortious interference with the contracts and relationships of each other.

     13.     No Representations. Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

     14.     Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement; provided, however, that the Company will reimburse Employee for up to $15,000 of legal expenses incurred in connection with this Agreement.

     15.     Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     16.     Entire Agreement. Except for obligations which continue after termination of Employee’s employment relationship with the Company pursuant to the Confidentiality Agreement and the continued application of Sections 8, 9, 10 and 11 of the Employment Agreement, this Agreement represents the entire agreement and understanding between the Company and Employee concerning the termination of Employee’s employment relationship with the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company. For the avoidance of doubt, the parties acknowledge that the Indemnification Agreement dated August 1999 shall remain in full force and effect in accordance with its terms.

     17.     No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

     18.     Governing Law. This Agreement shall be governed by the laws of the State of California.

     19.     Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     20.     Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 20 shall not apply to the Confidentiality Agreement.

     21.     Breach of the Agreement. Employee and the Company acknowledge that upon breach of this Agreement, the non-breaching Party might sustain irreparable harm from such breach, and, therefore, the breaching Party agrees that in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to seek equitable relief, including specific performance and injunctions, restraining the breaching Party from committing or continuing any such violation of the Agreement. Employee acknowledges and agrees that upon a non-inadvertent breach of a material term of the Agreement by Employee, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide Settlement Payment as described in this Agreement shall immediately terminate.

     22.     Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     23.     No Admission. This Agreement effects the settlement of claims which are denied or contested and nothing herein shall be construed as an admission by any party of any liability, any such liability being expressly denied. Furthermore, nothing contained herein shall be construed as an admission by any party of any liability, any such liability being expressly denied. Furthermore, nothing contained herein shall be construed as an admission of any fact by any party.

     24.     Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party and each of its predecessors, successors, assigns, shareholders, directors, officers, partners, employees, agents, and majority-owned subsidiaries and majority-owned affiliates.

     25.     Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

               (a) They have read this Agreement;

               (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

               (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

               (d) They are fully aware of the legal and binding effect of this Agreement.

[Signature page follows]

     The parties have executed this Agreement on the Effective Date set forth above.

SINA CORPORATION
By: /s/ Daniel Chiang
Title: Chairman
Address: Room 1802, United Plaza 1468 Nan Jing Road West Shanghai 200040, China (86-21) 6289 5678

DANIEL DAOLIN MAO
/s/ Daniel Daolin Mao Signature
Address: 3176 Stelling Drive Palo Alto, CA 94303

Exhibit A

List of the Company’s Subsidiaries and Affiliated Companies

Beijing Sina Information Technology Co., Ltd.
Beijing Sina Internet Information Service Co., Ltd.
Beijing Sina Interactive Advertising Co., Ltd.
Beijing Sina Internet Technology Service Co., Ltd.
Shanghai Sina Online Information Technology Co., Ltd.
Shanghai Sina Information Technology Co., Ltd.
Shanghai Sina Technology Service Co., ltd
Shanghai NC-SINA Information Technology Co. Ltd.
Rich Sight Investment Limited
SINA.com (Hong Kong) Limited
SINA.com Online
Memestar Limited

Star-Village.com (Beijing) Internet Technology Ltd.

The companies listed above collectively referred to as the “SINA Entities.”

Exhibit B

Shares and Option held by Employee

1.	900,000 Ordinary Shares.

2.	An option to purchase 255,000 Ordinary Shares.

3.	An option to purchase 856,500 Ordinary Shares.

4.	An option to purchase 1,143,500 Ordinary Shares.